Exhibit 10.97

EXECUTION COPY

CREDIT SUPPORT AGREEMENT dated as of December 9 , 2009 (this “Agreement”), between TIME WARNER INC., a Delaware corporation (“Time Warner”), and AOL INC., a Delaware corporation (“AOL”).

W I T N E S S E T H:

WHEREAS Time Warner intends to effect a complete legal and structural separation (the “Spin-Off”) of AOL from Time Warner on substantially the terms and conditions described in the Registration Statement on Form 10, file no. 011-34419, filed with the Securities and Exchange Commission on July 27, 2009, as amended from time to time;

WHEREAS in furtherance of the Spin-Off, AOL has requested that Time Warner provide, and Time Warner has agreed to provide, (a) credit support in respect of certain of AOL’s lease and trade obligations for a period not to exceed two years as more fully set forth herein and (b) a guarantee (as amended, supplemented or otherwise modified from time to time, the “Guarantee”) of AOL’s obligations under the new $250,000,000 364-day senior secured revolving credit agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) to be entered into by AOL prior to the Spin-Off; and

WHEREAS in order to induce Time Warner to enter into this Agreement and the Guarantee and to perform its obligations hereunder and thereunder, AOL desires to undertake certain obligations as more fully set forth below;

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Time Warner and AOL hereby agree as follows:

SECTION 1. (a) Defined Terms. For the purpose of this Agreement, the following terms shall have the following meanings:

“Additional AOL Primary Obligation” has the meaning set forth in Section 4.

“Additional TW Support Obligation” has the meaning set forth in Section 4.

“Agreement” has the meaning set forth in the preamble.

“AOL” has the meaning set forth in the preamble.

“AOL Primary Obligations” shall mean the obligations of AOL set forth on Schedule 1 hereto.

“Business Day” means any day other than a Saturday, Sunday or a holiday on which banks in New York City are authorized or required by law to close.

“Cash Collateral Account” has the meaning set forth in Section 3(d).

“Cash Collateralization Event” means the occurrence of any of the following:

(i) AOL shall fail to make any payment when and as the same shall become due and payable hereunder (after giving effect to any applicable grace periods) or under the TW Credit Fee Letter, and such failure shall continue unremedied for a period of five days;

(ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder), of equity interests in AOL representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding equity interests in AOL;

(iii) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of AOL and its subsidiaries, taken as a whole, or the merger, consolidation or amalgamation of AOL with or into any other person or of any other person with or into AOL, in any event pursuant to a transaction in which the outstanding voting equity interests of AOL are reclassified into or exchanged for cash, securities or other property, other than any such transaction pursuant to which the holders of the voting equity interests of AOL immediately prior to such transaction own, directly or indirectly, not less than a majority of such voting equity interests of AOL or the surviving corporation or transferee immediately after such transaction;

(iv) persons who were (A) nominated or recommended for nomination by the board of directors of AOL or (B) appointed by directors so nominated, in each case other than any person whose initial nomination or appointment occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the board of directors of AOL (other than any such solicitation made by the board of directors of AOL), ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of AOL;

(v) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of AOL or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for AOL or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(vi) AOL shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (v) above, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for AOL or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing.

“Closing Date” means the date on which all conditions to the effectiveness of the obligations of the lenders under the Credit Agreement to make loans are satisfied or waived pursuant to the terms of the Credit Agreement.

“Credit Agreement” has the meaning set forth in the recitals.

“Credit Support Period” means the period from the Distribution Date until the earlier to occur of the Credit Support Termination Date and the date on which all TW Support Obligations are Released.

“Credit Support Termination Date” means the earlier to occur of (i) the date that is 30 days after the date on which funds become available for borrowing under (or debt is incurred in respect of) AOL’s initial principal indebtedness arrangement (whether a revolving or term credit facility, security offering in the capital markets or otherwise, but which, for the avoidance of doubt, shall not include the facility under the Credit Agreement, but shall include any extension or renewal thereof) and (ii) the date that is 24 months after the Distribution Date.

“Default Interest Rate” has the meaning set forth in the TW Credit Fee Letter.

“Distribution Date” means the date on which the Spin-Off is completed.

“Guarantee” has the meaning set forth in the recitals.

“Indemnitee” has the meaning set forth in Section 6(d) below.

“Release” or “Released” means, (a) with respect to any TW Support Obligation, that all obligations and liabilities of Time Warner and/or its subsidiaries in respect of such TW Support Obligation are released and terminated, whether by the termination or cancelation of such TW Support Obligation or by the termination and release of Time Warner and its subsidiaries from their respective obligations and liabilities in respect of such TW Support Obligation, which release shall be evidenced in writing and signed by all parties to or beneficiaries of such TW Support Obligation that are required to consent to such termination and release (or in any other manner reasonably acceptable to Time Warner), and, in the case of a letter of credit or bank guarantee, by the surrender of the original TW Support Obligation to Time Warner or the originating bank and such bank’s confirmation to Time Warner of cancelation thereof and (b) with respect to any AOL Primary Obligation, that all obligations and liabilities of AOL and its subsidiaries in respect of such AOL Primary Obligation are released and terminated.

“Spin-Off” has the meaning set forth in the recitals.

“Time Warner” has the meaning set forth in the preamble.

“TW Credit Fee Letter” means the TW Credit Fee Letter dated as of the date hereof between Time Warner and AOL.

“TW Credit Support Certificate” has the meaning set forth in Section 7.

“TW Payment” means any payment in respect of or in connection with any TW Support Obligation or the Guarantee (including any payment in the form of collateral delivered by Time Warner in respect of any TW Support Obligation).

“TW Support Obligations” means the guarantees, surety bonds, letters of credit and other obligations set forth on Schedule 1 hereto.

(b) Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including the schedules hereto) and not to any particular provision of this Agreement. Section and Schedule references are to the sections and schedules of or to this Agreement unless otherwise specified. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 10. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

SECTION 2. Credit Support. Time Warner hereby agrees that, during the Credit Support Period, (a) it will maintain and continue, satisfy and comply in full with, and cause its subsidiaries to maintain and continue, satisfy and comply in full, for the benefit of AOL, and will not take any action, or cause any of its subsidiaries to take any action, to terminate (other than at the request of AOL) the TW Support Obligations and (b) it will, and will cause its subsidiaries to, renew or extend any TW Support Obligations, in each case until the Credit Support Termination Date; provided that (i) Time Warner and its subsidiaries shall not be required to renew or extend any TW Support Obligation (A) beyond the expiration date of the relevant AOL Primary Obligation in support or guarantee of which such TW Support Obligation has been provided or (B) which has been Released and (ii) Time Warner and its subsidiaries shall be permitted to terminate and shall not be required to renew or extend any TW Support Obligation so long as concurrently with such termination or expiration, it replaces such TW Support Obligation with another guarantee, letter of credit, surety bond or similar instrument or other arrangement in support of the relevant AOL Primary Obligation in form and substance reasonably satisfactory to the beneficiary of such AOL Primary Obligation, which replacement instrument shall be treated as a TW Support Obligation for all purposes hereunder.

SECTION 3. Replacement of TW Support Obligations. (a) AOL hereby agrees that it shall use its reasonable best efforts to obtain the full Release of all TW Support Obligations as soon as practicable following the Distribution Date, but in any event on or prior to the Credit Support Termination Date. For the avoidance of doubt, AOL shall reimburse Time Warner pursuant to the terms hereof for any reasonable and actual out-of-pocket fees or expenses incurred by Time Warner in connection with the renewal or Release of any TW Support Obligation (other than a release of a TW Support Obligation effected in connection with Time Warner’s voluntary replacement of such TW Support Obligation pursuant to clause (ii) of Section 2 above).

(b) AOL shall (i) promptly, but in any event within three Business Days, notify Time Warner of any expiration, termination or other modification or change to the terms of any AOL Primary Obligation and (ii) in the case of any such expiration or termination of an AOL Primary Obligation, promptly, but in any event within 10 Business Days of such expiration or termination, deliver to Time Warner evidence reasonably satisfactory to Time Warner of the Release of such AOL Primary Obligation.

(c) In the event that AOL is unable to obtain the full Release of all TW Support Obligations on or prior to the Credit Support Termination Date, on the Credit Support Termination Date, AOL shall, with respect to each TW Support Obligation then outstanding, either (i) provide Time Warner with a letter of credit or similar guarantee supporting AOL’s obligations under this Agreement in respect of such TW Support Obligation, in the currency in which such TW Support Obligation is denominated and on terms and issued by a financial institution reasonably acceptable to Time Warner for the benefit of Time Warner and its subsidiaries in an amount equal to 105% of the aggregate face amount (or reasonably calculated maximum exposure amount) of such TW Support Obligation, or (ii) otherwise provide cash collateral securing AOL’s obligations under this Agreement in respect of such TW Support Obligation for the benefit of Time Warner and its subsidiaries pursuant to the terms of paragraph (e) of this Section in an amount equal to 105% of the aggregate face amount (or reasonably calculated maximum exposure amount) of such TW Support Obligation; provided that AOL shall continue to use its reasonable best efforts to obtain the full Release of such outstanding TW Support Obligations until all TW Support Obligations have been Released.

(d) Upon the occurrence and during the continuation of a Cash Collateralization Event, AOL shall provide cash collateral securing AOL’s obligations under this Agreement in respect of all then outstanding TW Support Obligations for the benefit of Time Warner and its subsidiaries pursuant to the terms of paragraph (e) of this Section in an amount equal to 105% of the aggregate face amount (or reasonably calculated maximum exposure amount) of such TW Support Obligations.

(e) In the event that AOL is required to provide cash collateral in respect of any TW Support Obligations pursuant to paragraph (c) or (d) of this Section, AOL shall provide cash in the amount required by such paragraph to or as directed by Time Warner for deposit in one or more interest-bearing accounts established by Time Warner in its name (collectively, the “Cash Collateral Account”). Unless otherwise agreed by Time Warner, such cash shall be provided with respect to each such TW Support Obligation in the currency in which such TW Support Obligation is denominated. Time Warner shall have exclusive control, including the exclusive right of withdrawal, over the Cash Collateral Account. Investment of amounts in the Cash Collateral Account shall be made at the option and sole discretion of Time Warner. Interest or profits, if any, on such investments shall accumulate and be held in the Cash Collateral Account. Amounts in the Cash Collateral Account may be applied by Time Warner in satisfaction of any amounts payable by AOL to Time Warner pursuant to this Agreement or the TW Credit Fee Letter. Amounts in the Cash Collateral Account shall be returned to AOL within five Business Days following (i) in the case of cash collateralization pursuant to paragraph (c) of this Section, the full Release of all outstanding TW Support Obligations and the payment in full of any amounts owed to Time Warner by AOL pursuant to this Agreement or the TW Credit Fee Letter and (ii) in the case of cash collateralization pursuant to paragraph (d) of this Section, the date on which all Cash Collateralization Events are no longer continuing.

SECTION 4. Additional TW Support Obligations. If at any time either of Time Warner or AOL shall identify an obligation of AOL (each, an “Additional AOL Primary Obligation”) and corresponding guarantee or similar obligation of Time Warner or its subsidiaries in respect of such Additional AOL Obligation (each, an “Additional TW Support Obligation”) that existed prior to the Distribution Date and that, had Time Warner and AOL been aware of such Additional AOL Primary Obligation and Additional TW Support Obligation prior to the Distribution Date, would have been identified as an AOL Primary Obligation and a TW Support Obligation, respectively, on the Distribution Date, (i) such Additional AOL Primary Obligation and Additional TW Support Obligation shall be deemed to be an AOL Primary Obligation and a TW Support Obligation, respectively, for all purposes hereunder and (ii) AOL shall pay to Time Warner all amounts in respect of such Additional TW Support Obligation which it would have been obligated to pay pursuant to this Agreement or the TW Credit Fee Letter (including Credit Support Fees and amounts payable pursuant to Section 8 hereof) since the Distribution Date had such Additional TW Support Obligation been identified as a TW Support Obligation hereunder on the Distribution Date.

SECTION 5. Guarantee. AOL hereby affirms that Time Warner’s obligations in respect of the Guarantee shall terminate pursuant to the terms thereof and agrees that AOL’s obligations under the Credit Agreement and the ancillary documents entered into in connection therewith may not be extended, renewed or increased, and the Credit Agreement and any such ancillary documents may not be amended, modified, waived or released in any manner, in each case without Time Warner’s prior written consent.

SECTION 6. Amendments to AOL Primary Obligations. AOL hereby agrees that it will not amend or modify the terms of any AOL Primary Obligation in any manner that increases the amount or duration of the relevant TW Support Obligation or is otherwise adverse to Time Warner without the prior written consent of Time Warner; provided that any renewal of the AOL Primary Obligations numbered 7, 11 and 12 on Schedule 1 hereto solely at the option of the applicable counterparty shall not be deemed to be an amendment or modification for purposes of this Section or an expiration of such AOL Primary Obligation for purposes of this Agreement.

SECTION 7. TW Credit Support Certificate. AOL shall deliver to Time Warner, within five Business Days following each March 31, June 30, September 30 and December 31, and on the date on which all TW Support Obligations are Released, a certificate (each, a “TW Credit Support Certificate”) setting forth the following:

(a) the aggregate amount of the TW Support Obligations and the aggregate amount of the AOL Primary Obligations on each day since the most recently delivered TW Credit Support Certificate (or, in the case of the first TW Credit Support Certificate, since the Distribution Date), including reasonable detail with respect to any change in such amount;

(b) for each foreign currency in which any AOL Primary Obligation is denominated, a calculation setting forth in reasonable detail, as of the last day of each calendar month since the most recently delivered TW Credit Support Certificate (or, in the case of the first TW Credit Support Certificate, since the Distribution Date), the aggregate effect of changes in the value of such currency against the US Dollar on the aggregate amount of the AOL Primary Obligations denominated in such currency; and

(c) a calculation setting forth in reasonable detail the amount of the TW Credit Fees payable to Time Warner pursuant to the TW Credit Fee Letter on such day.

SECTION 8. Reimbursement, Expenses, Indemnity. (a) If Time Warner or any of its subsidiaries shall make any TW Payment, AOL shall promptly, but in any event within five Business Days of written demand therefor, reimburse Time Warner in full for the amount of such TW Payment, together with any interest accrued thereon. AOL’s reimbursement obligations hereunder shall not be construed to limit or waive the rights of subrogation that Time Warner or any of its subsidiaries may have in respect of any TW Payment and AOL hereby acknowledges and affirms that Time Warner and its subsidiaries have not waived their rights of subrogation.

(b) AOL shall pay all reasonable and actual out-of-pocket expenses incurred by Time Warner and its subsidiaries (including the reasonable and actual fees, charges and disbursements of counsel for Time Warner) after the Distribution Date in connection with (i) this Agreement, the TW Support Obligations (including the continuation, extension or renewal of any TW Support Obligation), the Credit Agreement, the Guarantee, the TW Credit Fee Letter and any agreement entered into in connection with any of the foregoing or any amendments or other modifications to any of the foregoing (whether or not the transactions contemplated hereby or thereby shall be consummated) or (ii) the enforcement or protection of its rights in connection with any of the foregoing, including its rights under this Section; provided that AOL shall not be required to pay any such expenses incurred in connection with the voluntary replacement by Time Warner of a TW Support Obligation pursuant to clause (ii) of Section 2 hereof.

(c) AOL shall indemnify Time Warner and its subsidiaries and their respective affiliates, directors, officers, employees, agents and advisors (each of the foregoing being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Credit Agreement, the Guarantee, the TW Credit Fee Letter or any agreement or instrument contemplated hereby or thereby (but excluding, for the avoidance of doubt, the separation agreement to be entered into between Time Warner and AOL in connection with the Spin-Off), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the continuation, extension or renewal of any TW Support Obligation), or the use of, or the proposed use of, the TW Support Obligations and the proceeds of the loans made and letters of credit issued under the Credit Agreement, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found in a judgment by a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of any Indemnitee.

(d) All amounts due under this Section shall be payable promptly after written demand therefor, and in any event within five Business Days following such demand, in immediately available funds in US Dollars to an account of Time Warner specified in writing, shall not be subject to reduction by way of set-off or counterclaim and shall be in addition to any other amounts payable to Time Warner in respect of or pursuant to the TW Credit Fee Letter. If any payment hereunder would be due and payable on a day that is not a Business Day, such payment shall instead be due on the immediately preceding Business Day.

(e) Any amount payable hereunder shall bear interest at a rate per annum equal to the Default Interest Rate, calculated on a daily basis, from (i) in the case of any TW Payment, the date on which such TW Payment was made and (ii) in the case of any other amount payable hereunder, the date immediately following the date by which such amount was required to be paid pursuant to paragraph (d) above until the date on which AOL shall make payment in full of such amount (including all interest accrued thereon pursuant to this paragraph (e)) to Time Warner.

(f) AOL hereby authorizes Time Warner at any time and from time to time when any amount owed by AOL to Time Warner pursuant to this Section or the TW Credit Fee Letter is due and payable to it and has not been paid, to the fullest extent permitted by law, to set off and apply any and all indebtedness at any time owing by Time Warner to or for the credit or the account of AOL against any of and all of the amounts payable by AOL to Time Warner hereunder; provided that Time Warner shall not be permitted to exercise any right of set-off pursuant to this paragraph unless demand for payment has been made pursuant to paragraph (d) of this Section and the period within which AOL was required to make such payment has expired. Time Warner shall notify AOL promptly of any such setoff and the application made by Time Warner of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Time Warner under this paragraph are in addition to other rights and remedies (including other rights of setoff) which Time Warner may have.

(g) The provisions of this Section shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or by any of the agreements referred to herein or the termination of this Agreement or any such other agreements or any provision hereof or thereof.

SECTION 9. Notices. (a) All notices, requests and demands to or upon AOL shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to it at AOL Inc., 770 Broadway, 4th Floor, New York, NY 10003, Attn: Chief Financial Officer, with a copy to AOL Inc, 22000 AOL Way, Dulles, VA 20166, Attn: Deputy General Counsel. All notices, requests or demands to or upon Time Warner shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to it at One Time Warner Center, New York, NY 10019, Attention of Chief Financial Officer (Facsimile No. (212) 484-7175), with copies to its General Counsel (Facsimile No. (212) 484-7167) and its Treasurer (Facsimile No. (212) 484-7151). All such notices, requests or demands delivered hereunder shall be deemed to have been given on the date of receipt.

(b) (i) Substantially concurrently with the delivery by AOL of any notice or other document to the Administrative Agent or the Lenders under the Credit Agreement or any agreement relating thereto or, AOL shall deliver a copy of such notice or document to Time Warner.

(ii) Promptly, and in any event within one Business Day of receipt of any notice or other document sent by the Administrative Agent or a Lender to AOL or any other Loan Party, AOL shall deliver a copy of such notice or document to Time Warner.

SECTION 10. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Time Warner and AOL.

SECTION 11. No Waiver; Cumulative Remedies. Time Warner shall not by any act (except by a written instrument pursuant to Section 10 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof or any agreement referred to herein or contemplated hereby. No failure to exercise, nor any delay in exercising, on the part of Time Warner, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Time Warner of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Time Warner would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law or by any other agreement.

SECTION 12. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 13. Counterparts. This Agreement may be executed on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 15. Jurisdiction; Consent to Service of Process.(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf and in their respective corporate names by their duly authorized officers as of the date first above written.

TIME WARNER INC.,

by

/s/ Edward B. Ruggiero
	Name:	Edward B. Ruggiero
	Title:	Senior Vice President and Treasurer

AOL INC.,

by

/s/ Arthur Minson
	Name:	Arthur Minson
	Title:	Executive Vice President and Chief Financial Officer